Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-186211) and Registration Statements on Form S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985 and 333-162259) of Golden Entertainment, Inc. of our report dated April 8, 2015, relating to our audit of the consolidated financial statements of Sartini Gaming, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in this Amendment No. 1 to Current Report on Form 8-K/A.

/s/ McGladrey LLP

McGladrey LLP

Certified Public Accountants

Las Vegas, Nevada
October 14, 2015